Exhibit 3.3/21

OPERATING AGREEMENT
OF
INDUSTRIAL ELECTRIC SERVICES, LLC

THIS OPERATING AGREEMENT ("Agreement") is entered into as of the 8th day of April, 2004, by and among (i) EDWARD H. LYNCH, JR. and (ii) M. KEITH YATES.

RECITALS:

The parties have agreed to organize and operate a limited liability company in accordance with the terms of, and subject to the conditions set forth in, this Agreement.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

ARTICLE I
Defined Terms

The following capitalized terms shall have the meanings specified in this Article I.

Act means the Kentucky Limited Liability Company Act, as amended from time to time.

Adjusted Capital Account Deficit means, with respect to any Interest Holder, the deficit balance, if any, in the Interest Holder's Capital Account as of the end of the relevant taxable year, after giving effect to the following adjustments:

(i) the deficit shall be decreased by the amounts which the Interest Holder is obligated to restore pursuant to this Agreement or is deemed obligated to restore pursuant to Regulation Sections 1.704-2(g)(1) and (i)(5) (i.e., the Interest Holder's share of Minimum Gain and Member Minimum Gain); and

(ii) the deficit shall be increased by the items described in Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6).

Affiliate means, with respect to any Member, any Person: (i) which owns more than 50% of the voting interests in the Member; (ii) in which the Member owns more than 50% of the voting interests; or (iii) in which more than 50% of the voting interests are owned by a Person who has a relationship with the Member described in clauses (i) or (ii) above.

Agreement means this Agreement, as amended from time to time.

Capital Account means the account maintained by the Company for each Interest Holder in accordance with the following provisions:

(i) an Interest Holder's Capital Account shall be credited with the Interest Holder's Capital Contributions, the amount of the Company's liabilities assumed by the Interest Holder (or which are secured by the Company's property distributed to the Interest Holder), the Interest Holder's allocable share of Profit, and any item in the nature of income or gain specially allocated to such Interest Holder pursuant to the provisions of Article IV (other than Section 4.4.5); and

(ii) an Interest Holder's Capital Account shall be debited with the amount of money and the fair market value of the Company's property distributed to the Interest Holder, the Interest Holder's allocable share of Loss, and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of Article IV (other than Section 4.4.5).

If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest. If the book value of the Company's property is adjusted pursuant to Section 4.5, the Capital Account of each Interest Holder shall be adjusted to reflect the aggregate adjustment in the same manner as if the Company had recognized gain or loss equal to the amount of such aggregate adjustment. If the Company has made an election under Code Section 754, Capital Accounts shall also be adjusted to the extent required by Regulation Section 1.704-1(b)(2)(iv)(m). It is intended that the Capital Accounts of all Interest Holders shall be maintained in compliance with the provisions of Regulation Section 1.704-1(b), and all provisions of this Agreement relating to the maintenance of Capital Accounts shall be interpreted and applied in a manner consistent with that Regulation.

Capital Contribution means the total amount of cash and the fair market value of any other assets contributed (or deemed contributed under Regulation Section 1.704-1(b)(2)(iv)(d)) to the Company by a Member, net of liabilities assumed or to which the assets are subject.

Cash Flow means (A) the sum of (i) all cash of the Company from any sources for such period other than capital contributions, plus (ii) any funds released by the Manager from previously established reserves (referred to in (B)(ii) below) less (B) the sum of (i) all cash expenditures of the Company for such period not funded by capital contributions or paid out of previously established reserves (referred to in (B)(ii) below) plus (ii) a reasonable reserve for future expenditures as determined by the Manager in good faith.

Code means the Internal Revenue Code of 1986, as amended.

Company means the limited liability company organized in accordance with this Agreement.

Interest means a Person's share of the Profits and Losses of, and the right to receive distributions from, the Company.

Interest Holder means any Person who holds an Interest, whether as a Member or as an unadmitted assignee of a Member.

Involuntary Withdrawal means, with respect to any Member, the occurrence of any of the events set forth in KRS 275.280(1)(d)–(j).

Manager means the Person acting as the Manager of the Company.

Member means each Person executing this Agreement and any Person who subsequently is admitted as a member of the Company.

Member Minimum Gain has the meaning set forth in Regulation Section 1.704-2(i) for "partner nonrecourse debt minimum gain."

Membership Rights means all of the rights of a Member in the Company, including a Member's: (i) Interest, (ii) right to inspect the Company's books and records, and (iii) right to participate in the management of and vote on matters coming before the Company.

Minimum Gain has the meaning set forth in Regulation Section 1.704-2(d). Minimum Gain shall be computed separately for each Interest Holder in a manner consistent with the Regulations promulgated under Code Section 704(b).

Negative Capital Account means a Capital Account with a balance of less than zero.

Notice means any notice, demand, request, or other communication.

Percentage means, as to a Member, the percentage which the Capital Account of such Member bears to the aggregate Capital Accounts of all Members and, as to an Interest Holder who is not a Member, the Percentage of the Member whose Interest has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member's Interest.

Person means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

Profit and **Loss** means, for each taxable year of the Company (or other period for which Profit or Loss must be computed), the Company's taxable income or loss determined in accordance with Code Section 703(a), with the following adjustments:

(i) all items of income, gain, loss, deduction, or credit required to be stated separately pursuant to Code Section 703(a)(1) shall be included in computing taxable income or loss;

(ii) any tax-exempt income of the Company, not otherwise taken into account in computing Profit or Loss, shall be included in computing taxable income or loss;

(iii) any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as such pursuant to Regulation Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profit or Loss, shall be subtracted from taxable income or loss;

(iv) gain or loss resulting from any taxable disposition of Company property shall be computed by reference to the adjusted book value of the property disposed of, notwithstanding the fact that the adjusted book value differs from the adjusted basis of the property for federal income tax purposes;

(v) in lieu of the depreciation, amortization, or cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account the depreciation computed based upon the adjusted book value of the asset; and

(vi) notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 4.4 shall not be taken into account in computing Profit or Loss.

Regulation means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

TMP means the Manager acting in the capacity as the tax matters partner in accordance with Section 9.1.

Transfer means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

ARTICLE II
Formation and Name; Office; Purpose; Term

2.1. **Organization.** The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, shall cause Articles of Organization to be prepared, executed, and filed with the Kentucky Secretary of State's office.

2.2. **Name of the Company.** The name of the Company shall be "INDUSTRIAL ELECTRIC SERVICES, LLC." The Company may do business under that name and under any other name or names which the Manager determines to be appropriate. If the Company does business under a name other than that set forth in its Articles of Organization, then the Company shall file a certificate of assumed name as required by law.

2.3. **Purpose.** The Company is organized solely to include all transactions of any or all lawful business for which limited liability companies may be formed under the laws of Kentucky and to do any and all things necessary, convenient, or incidental to that purpose.

2.4. **Term.** The term of the Company shall begin upon the filing of the Articles of Organization with the Kentucky Secretary of State's office and shall continue until terminated pursuant to Article VII.

2.5. **Principal Office.** The principal office of the Company shall be located at 2396 The Woods Lane, Lexington, Kentucky 40502 or at any other place that the Manager shall determine with notice to the Members. The Manager shall maintain, at the Company's principal office, those items referred to in KRS 275.185(1).

2.6. **Resident Agent.** The Company shall at all times designate an agent for service of process in Kentucky in accordance with the provisions of the Act.

ARTICLE III
Members; Capital; Capital Accounts

3.1. **Initial Capital Contributions.** The Company shall issue a total of 100 units. No other units shall be issued without the unanimous written consent of all of the holders of the issued units. Upon the execution of this Agreement, the Members shall contribute to the Company cash in the amounts set forth opposite each of their respective names on *Exhibit A* attached hereto and made a part hereof.

3.2. **No Other Capital Contributions Required.** No Member shall be required to contribute any additional capital to the Company, and except as set forth in the Act, no Member shall have any personal liability for any obligations of the Company.

3.3. **No Interest on Capital Contributions.** Interest Holders shall not be paid interest on their Capital Contributions.

3.4. **Return of Capital Contributions.** Except as otherwise provided in this Agreement, no Interest Holder shall have the right to receive the return of any Capital Contribution.

3.5. **Form of Return of Capital.** If an Interest Holder is entitled to receive a return of a Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof to the Interest Holder, but no Interest Holder shall have the right to demand or receive any property from the Company other than cash.

3.6. **Capital Accounts.** A separate Capital Account shall be maintained for each Interest Holder.

3.7. **Loans**. Any Member may, at any time, make or cause a loan to be made to the Company in any amount and on those terms upon which the Manager and the Member agree.

ARTICLE IV
Distributions and Allocation of Profit and Loss

4.1. **Distributions of Cash Flow.**

4.1.1. **Distributions Generally.** Cash Flow for each taxable year of the Company, other than Cash Flow arising in connection with the liquidation of the Company (which Cash Flow shall be distributed in accordance with Section 7.3), shall be distributed to the Interest Holders in proportion to their Percentages as of the date of the distribution. Such distributions shall be made at such time or times as shall be determined by the Manager, but no later than 75 days after the end of the taxable year.

4.1.2. **Withholding.** The Company may withhold taxes from any distribution to any Interest Holder to the extent required by the Code or any other applicable law, or file a return and pay tax on behalf of certain Interest Holders. For purposes of this Agreement, any taxes so withheld by the Company with respect to any amount otherwise distributable by the Company to any Interest Holder, or any tax paid on behalf of an Interest Holder, shall be deemed to have been distributed to such Interest Holder for all purposes.

4.2. **Property Distributions.** If any assets of the Company other than cash are distributed in kind to the Interest Holders (in connection with the liquidation of the Company or otherwise), the fair market value of such assets shall be used for purposes of determining the amount of such distribution, and any Interest Holder entitled to any interest in those assets shall receive that interest as a tenant-in-common with all other Interest Holders so entitled. The fair market value of the assets shall be determined by the Manager and the distributee Members in good faith. The gain or loss which would have been realized had the distributed asset been sold at such fair market value shall be allocated as provided in Section 4.3. If any such property distribution is made other than in exchange for an Interest, such distribution shall be made in the same manner as cash flow is distributed. Property need not be distributed pro rata to the Interest Holders.

4.3. **Allocation of Profit or Loss**. After giving effect to the special allocations set forth in Section 4.4, for any taxable year of the Company, Profit or Loss shall be allocated to the Interest Holders in proportion to their Percentages.

4.4. **Regulatory Allocations.**

4.4.1. **Limitation on Allocation of Losses and Deductions**. No Interest Holder shall be allocated Losses or deductions if the allocation causes an Interest Holder to have an Adjusted

Capital Account Deficit. In such case, the Loss or deduction that would have been allocated to such Interest Holder shall be allocated to the other Interest Holders to whom such loss may be allocated without violating the provisions of this Section 4.4.1, in proportion to their Percentages among themselves. To the extent Losses or deductions are allocated to the Interest Holders by virtue of this Section 4.4.1, the Profit of the Company thereafter recognized shall be allocated to such Interest Holders (in proportion to the Losses or deductions previously allocated to them pursuant to this Section 4.4.1) until such time as the Profit allocated to them pursuant to this sentence equals the Losses or deductions allocated to them pursuant to this Section 4.4.1.

4.4.2. **Qualified Income Offset.** If an Interest Holder has an Adjusted Capital Account Deficit at the end of any taxable year, then all items of income and gain of the Company for that taxable year shall be allocated to that Interest Holder before any other allocation is made of Company items for that taxable year, in the amount and manner required to eliminate the Adjusted Capital Account Deficit as quickly as possible. This Section 4.4.2 is intended to comply with, and shall be interpreted consistently with, the "qualified income offset" provisions of Regulation Section 1.704-1(b)(2)(ii)(d).

4.4.3. **Minimum Gain Chargeback.** Except as set forth in Regulation Section 1.704-2(f), if, during any taxable year, there is a net decrease in Minimum Gain or Member Minimum Gain, each Interest Holder, prior to any other allocation pursuant to this Article IV, shall be specially allocated items of gross income and gain for such taxable year (and, if necessary, subsequent taxable years) in an amount equal to that Interest Holder's share of the net decrease in Minimum Gain or Member Minimum Gain, computed in accordance with Regulation Section 1.704-2(g)(2) or 1.704-2(i)(5), as applicable. It is the intent of the parties hereto that any allocation pursuant to this Section 4.4.3 shall constitute a "minimum gain chargeback" under Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

4.4.4. **Partner Nonrecourse Deductions.** The Company's partner nonrecourse deductions (within the meaning of Regulation Section 1.704-2(i)(2)) shall be allocated solely to the Interest Holder who has the economic risk of loss with respect to the partner nonrecourse liability related thereto in accordance with the provisions of Regulation Section 1.704-2(i)(1).

4.4.5. **Contributed Property and Revalued Property.** In accordance with Code Section 704(c) and the Regulations promulgated thereunder, as well as Regulation Section 1.704-1(b)(2)(iv)(d)(3), income, gain, loss, and deduction with respect to any property contributed (or deemed contributed) to the Company shall, solely for income tax purposes, be allocated among the Interest Holders so as to take account of any variation between the Company's adjusted basis for the property for federal income tax purposes and its fair market value at the date of contribution (or deemed contribution) using the method selected by the manager. If the book value of any Company asset is adjusted as provided in Section 4.5, then for federal income tax purposes only, subsequent allocations of income, gain, loss, and deduction with respect to the revalued asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its book value in accordance with the principles of Code Section 704(c) and the Regulations promulgated

thereunder using the method selected by the manager.

4.4.6. **Regulatory Amendments.** The Manager is hereby authorized, upon the advice of the Company's tax counsel, to amend this Article IV to comply with the Code and the Regulations promulgated under Code Section 704(b); provided, however, that no amendment shall materially affect distributions to an Interest Holder without the Interest Holder's prior written consent.

4.5. **Revaluation of Company Property.** If there shall occur (i) an acquisition of an Interest for more than a *de minimis* capital contribution, or (ii) a distribution (other than a *de minimis* distribution) to an Interest Holder in consideration for an Interest, the Manager may revalue the assets of the Company at their then fair market value and adjust the Capital Accounts of the Members in the same manner as provided in Section 4.2 in the case of a property distribution.

4.6. **Allocations in Event of Transfer,** Admission of New Member, etc. In the event of (i) the transfer of all or any part of an Interest Holder's Interest (in accordance with the provisions of this Agreement), (ii) the admission of a new Member, or (iii) disproportionate Capital Contributions at any time other than at the end of the Company's taxable year, the transferring Interest Holder's, new Member's, or Interest Holders' shares of the Company's Profit, gain, Loss, deductions, and credits allocable to such Interest, as computed both for accounting purposes and for federal income tax purposes, shall be allocated between the transferor Interest Holder and the transferee Interest Holder (or Interest Holders), the new Member and the other Interest Holders, or among the Interest Holders, as the case may be, in the same ratio as the number of days in such Fiscal Year before and after the date of such transfer, admission, or disproportionate Capital Contributions; provided, however, that the Manager shall have the option to treat the periods before and after the date of such transfer, admission, or disproportionate Capital Contributions as separate taxable years and allocate the Company's Profit, gain, Loss, deductions, and credits for each of such deemed separate taxable years in accordance with the Interest Holders' respective interests in the Company for such deemed separate taxable years. Notwithstanding the foregoing, if the Company uses the cash receipts and disbursements method of accounting, the Company's "allocable cash basis items," as that term is used in Code Section 706(d)(2)(B), shall be allocated as required by Code Section 706(d)(2) and the Regulations promulgated thereunder.

4.7. **Allocation of Excess Nonrecourse Liabilities.** For purposes of Code Section 752 and the Regulations promulgated thereunder, the excess nonrecourse liabilities of the Company (within the meaning of Regulation Section 1.752-3(a)(3)), if any, shall be allocated to the Interest Holders as follows:

4.7.1. First, such excess nonrecourse liabilities shall be allocated to the Interest Holders up to the amount of built-in gain allocable to such Interest Holders on Section 704(c) property (as defined in Regulation Section 1.704-3(a)(3)(ii)) or property for which reverse Section 704(c) allocations are applicable (as described in Regulation Section 1.704-3(a)(6)(i)) where such property is subject to the nonrecourse liability, to the extent such gain exceeds the gain described in Regulation Section 1.752-3(a)(2).

4.7.2. Second, the balance of such excess nonrecourse liabilities, if any, shall be allocated to the Interest Holders in accordance with their respective Percentages.

ARTICLE V
Management: Rights, Powers, and Duties

5.1. **Management.**

5.1.1. **Manager.** Edward H. Lynch, Jr. is hereby appointed the Manager of the Company. The business and affairs of the Company shall be managed under the direction and control of the Manager, and all powers of the Company shall be exercised by or under the authority of the Manager. No other Person shall have any right or authority to act for or bind the Company except as permitted in this Agreement or as required by law.

5.1.2. **General Powers.** The Members shall have the full power to execute and deliver, for and on behalf of the Company, any and all documents and instruments which may be necessary or desirable to carry on the business of the Company up to the amount of $100,000, including, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, security agreements, and financing statements pertaining to the Company's assets or obligations, and to authorize the confession of judgment against the Company. Any documents and instruments dealing with more than $100,000 must be unanimously approved by all Members before execution of the document by the Manager only. No person dealing with the Member need inquire into the validity or propriety of any document or instrument executed in the name of the Company by the Member, or as to the authority of the Member in executing the same.

5.1.3. **Limitation on Authority of Members.** No Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to act for the Company solely by virtue of being a Member.

5.1.4. **Removal of Manager.** The Members, at any time and from time to time, and for any reason, may remove the Manager then acting and elect a new Manager.

5.2. **Meetings of, and Voting by, Members.**

5.2.1. A meeting of the Members may be called at any time by the Manager or by those Members holding a majority of the Percentages then held by Members. Meetings of Members shall be held at the Company's principal place of business or at any other place in Lexington, Kentucky, designated by the Person calling the meeting. Not less than ten, nor more than 90, days before each meeting, the Person calling the meeting shall give written notice of the meeting to each Member. The notice shall state the time, place, and purpose of the meeting. Notwithstanding the foregoing provisions, each Member waives notice if before or after the meeting the Member signs a waiver of the notice which is filed with the records of Members' meetings, or is present at the

meeting in person or by proxy. A Member may vote either in person or by written proxy signed by the Member or by the Member's duly authorized attorney-in-fact.

5.2.2. Except as otherwise provided in this Agreement, the affirmative vote of the Members holding 51% or more of the Percentages then held by Members shall be required to approve any matter coming before the Members, including, but not limited to, all actions which require a greater percentage in the Act where not modified by the terms of an operating agreement.

5.2.3. In lieu of holding a meeting, the Members may vote or otherwise take action by a written instrument indicating the consent of Members holding 51% or more of the Percentages then held by Members.

5.3. **Personal Services.** No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Members, the Manager shall not be entitled to compensation for services performed for the Company. If any compensation to the Manager is authorized and paid and the Manager is an Interest Holder, it is intended that any such payments be considered as occurring between the Company and one who is not a partner within the meaning of Code Section 707(a), or as a guaranteed payment within the meaning of Code Section 707(c), deductible in arriving at the taxable income or loss of the Company and in arriving at the Profit or Loss of the Company for book purposes (unless required to be capitalized). Upon substantiation of the amount and purpose thereof, the Manager shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.4. **Duties of Members and Manager.**

5.4.1. The Manager and/or any Member acting under Section 5.1.2 of this instrument shall not be liable, responsible, or accountable in damages or otherwise to the Company or to any Member for any action taken or any failure to act on behalf of the Company within the scope of the authority conferred on the Manager by this Agreement or by law, unless the action taken or omission was made fraudulently or in bad faith or unless the action or omission constituted gross negligence.

5.4.2. Each Member understands and acknowledges that the conduct of the Company's business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm's length, on commercially reasonable terms and approved in advance by the other Members.

5.5. **Indemnification.** To the full extent permitted by the Act, the Company shall indemnify the Manager for, and hold the Manager harmless from, any loss or damage incurred by the Manager by reason of any act or omission so performed or omitted by the Manager so long as the Manager acted in good faith and in a manner reasonably believed by the Manager to be within the scope of the authority granted to the Manager by this Agreement and in the best interest of the Company, unless the Manager has been guilty of gross negligence or willful misconduct with respect to such acts or

omissions and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful. To the full extent authorized or permitted by the Act, the Company shall pay or reimburse reasonable expenses (including reasonable attorneys' fees) incurred by the Manager in a proceeding in advance of final disposition of such proceeding, provided the Manager agrees, in such form as the Members shall request, to reimburse the Company if it is ultimately determined that the Manager did not meet the standard for indemnification set forth in this Section 5.5. The Company may purchase and maintain insurance on behalf of the Manager against any liability asserted against or incurred by the Manager as a result of being the Manager, whether or not the Company would have the power to indemnify the Manager against the same liability under the provisions of this Section 5.5 or the Act.

ARTICLE VI
Transfer of Interests and Withdrawals of Members

6.1. **Transfers.** Notwithstanding any other language in this agreement, any transfer of interest or right in any Interest shall be governed by the RESTRICTION ON TRANSFER OF UNITS OF INTEREST AND BUY-SELL AGREEMENT for INDUSTRIAL ELECTRIC SERVICES, LLC, dated the 8TH day of April, 2004. No Member may Transfer all, or any portion of, or any interest or rights in, the Membership Rights owned by the Member, and no Interest Holder may Transfer all, or any portion of, or any interest or rights in, any Interest. Each Member hereby acknowledges the reasonableness of this prohibition in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be Transferred in violation of this Section 6.1 shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Rights.

6.2. **No Voluntary Withdrawal.** No Member shall have the right or power to voluntarily withdraw from the Company.

6.3. **Involuntary Withdrawal.** Immediately upon the occurrence of an Involuntary Withdrawal, the successor of the Withdrawn Member shall thereupon become an Interest Holder, but shall not become a Member. The successor Interest Holder shall have all the rights of an Interest Holder, but shall not by virtue thereof be entitled to receive in liquidation of the Interest the fair value of the Member's Interest.

ARTICLE VII
Dissolution, Liquidation, and Termination of the Company

7.1. **Events of Dissolution.** The Company shall be dissolved upon, but not before, the

happening of any of the following events:

7.1.1. the written agreement of the Members owning at least 51% of the Percentages to dissolve; or

7.1.2. the sale by the Company of all, or substantially all, of the assets of the Company and the sale and/or collection of any evidences of indebtedness received in connection therewith.

Dissolution of the Company shall be effective upon the date on which the event giving rise to the dissolution occurs, but the Company shall not terminate until the assets of the Company shall have been distributed as provided in Section 7.3. Notwithstanding dissolution of the Company, prior to the liquidation and termination of the Company, the business of the Company and the affairs of the Interest Holders, as such, shall continue to be governed by this Agreement.

7.2. **Procedure for Winding Upon Dissolution.** Following the dissolution of the Company, the Company shall be wound up and the Manager shall determine whether the assets of the Company are to be sold or whether some or all of such assets are to be distributed to the Members in kind in liquidation of the Company.

7.3. **Distributions upon Dissolution.** Upon the dissolution of the Company, the properties of the Company to be sold shall be liquidated in orderly fashion and the proceeds thereof, and the property to be distributed in kind, shall be distributed on or before the later to occur of (i) the close of the Company's taxable year or (ii) 90 days following the date of such dissolution, as follows:

7.3.1. First, to the payment and discharge of all of the Company's debts and liabilities, to the necessary expenses of liquidation, and to the establishment of any cash reserves which the Manager determines to create for unmatured and/or contingent liabilities or obligations of the Company.

7.3.2. Second, to the Interest Holders, in accordance with their respective Capital Accounts (computed after taking into account gain from sale of the Company's assets which have been sold and all other allocations provided for herein); provided, however, that if the Manager establishes any reserves in accordance with the provisions of Section 7.3.1, then the distributions pursuant to this Section 7.3.2 (including distributions of such reserve) shall be pro rata in accordance with the balances of the Interest Holders' Capital Accounts.

7.4. **Negative Capital Accounts.** No Interest Holder shall be obligated to restore a Negative Capital Account.

7.5. **Filing of Articles of Dissolution.** If the Company is dissolved, the Members shall promptly file Articles of Dissolution with the Kentucky Secretary of State.

7.6. **Liquidation of an Interest.** If an Interest is to be liquidated by agreement between the

Company and the Interest Holder (the Company being under no obligation to do so), the Interest Holder shall be entitled to receive in liquidation an amount equal to the amount of such Interest Holder's Capital Account at such time. For purposes of determining the Capital Account of such Interest Holder, the Profit or Loss of the Company to the date of liquidation shall be allocated to such Member and, if the Manager elects, pursuant to Section 4.5, to revalue the Company's assets, such Interest Holder's Capital Account shall be adjusted as provided in Section 4.5.

ARTICLE VIII
Books, Records, Accounting, and Tax Elections

8.1. **Bank Accounts.** All funds of the Company shall be deposited in a bank account or accounts opened in the Company's name. The Manager shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts and the Persons who will have authority with respect to the accounts and the funds therein. Company funds shall not be commingled with those of any other Person.

8.2. **Books and Records.** The Manager shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company's business. Except as otherwise specifically provided herein, such books and records shall be maintained, and the Profit and Loss of the Company shall be determined, in the same manner as the Company computes its income and expenses for federal income tax purposes; provided, however, that the installment method shall not be used for book purposes. The books and records shall be available at the Company's principal office for examination by any Member or the Member's duly authorized representative at any and all reasonable times during normal business hours.

8.3. **Annual Accounting Period.** The annual accounting period of the Company shall be its taxable year. The Company's taxable year shall be selected by the Manager, subject to the requirements and limitations of the Code.

8.4. **Reports.** Within 75 days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was a Member at any time during the taxable year then ended a complete accounting of the affairs of the Company for the taxable year then ended. In addition, within 75 days after the end of each taxable year of the Company, the Manager shall cause to be sent to each Person who was an Interest Holder at any time during the taxable year then ended that tax information concerning the Company which is necessary for preparing the Interest Holder's income tax returns for that taxable year.

8.5. **Tax Matters.**

8.5.1. The election permitted to be made by Code Section 754, and any other elections required or permitted to be made by the Company under the Code, shall be made by the Manager.

8.5.2. It is the intention of the Members that the Company be treated as a partnership for federal, state, and local income tax purposes, and the Members shall not take any position or make any election, in a tax return or otherwise, inconsistent with such treatment.

ARTICLE IX
General Provisions

9.1. **Tax Matters Partner.**

9.1.1. The TMP for the Company shall be the Manager if the Manager is a Member, otherwise, the TMP shall be the Member selected by the Members. The TMP shall have such authority as is granted a TMP under the Code.

9.1.2. The TMP shall employ experienced tax counsel to represent the Company in connection with any audit or investigation of the Company by the Internal Revenue Service and in connection with all subsequent administrative and judicial proceedings arising out of such audit. The fees and expenses of such counsel, as well as all other expenses incurred by the TMP in serving as the TMP, shall be a Company expense and shall be paid by the Company.

9.1.3. The Company shall indemnify the TMP for, and hold the TMP harmless from, any and all judgments, fines, amounts paid in settlement, and expenses (including attorneys' fees) reasonably incurred by the TMP in any civil, criminal, or investigative proceeding in which the TMP is involved or threatened to be involved by reason of it being the TMP, provided that the TMP acted in good faith, within what the TMP reasonably believed to be within the scope of the TMP's authority and for a purpose which the TMP reasonably believed to be in the best interests of the Company or the Members. The TMP shall not be indemnified under this provision against any liability to the Company or its Members to which the TMP would otherwise be subject by reason of willful misconduct or gross negligence in its duties involved in acting as TMP.

9.1.4. Nothing herein shall constitute an election to be subject to the partnership level audit procedures of Code Section 6221 *et seq*.

9.2. **Assurances.** Each Member shall execute all such certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Manager deems appropriate to comply with the requirements of law for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.3. **Notifications.** All Notices required or permitted under this Agreement must be in writing and delivered personally against a written receipt, sent by reputable messenger service (such as Federal Express, UPS, etc.) for overnight delivery, transmitted by confirmed telephonic facsimile (fax) or sent by certified, express, or registered mail, postage prepaid, return receipt requested.

Except as otherwise set forth below, a Notice to an Interest Holder must be addressed to the Interest Holder at the Interest Holder's last known address on the records of the Company. A Notice to the Company must be addressed to the Company at the Company's principal office. Any party may designate, by notice to all of the others, substitute addresses or addressees for Notices, and thereafter Notices are to be directed to those substitute addresses or addressees.

9.4. **Specific Performance.** The parties recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party who may be injured (in addition to any other remedies which may be available to that party) shall be entitled to one or more preliminary or permanent orders (i) restraining and enjoining any act which would constitute a breach or (ii) compelling the performance of any obligation which, if not performed, would constitute a breach.

9.5. **Complete Agreement.** This Agreement constitutes the complete and exclusive statement of the agreement among the Members. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of all of the Members.

9.6. **Applicable Law.** All questions concerning the construction, validity, and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the Commonwealth of Kentucky.

9.7. **Section Titles; Section References.** The headings herein are inserted as a matter of convenience only, and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof. All references herein to Sections shall refer to Sections of this Agreement unless the context clearly requires otherwise.

9.8. **Binding Provisions.** This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective executors, administrators, heirs, successors, and permitted assigns.

9.9. **Jurisdiction and Venue.** Any suit involving any dispute or matter arising under this Agreement may only be brought in the United States District Court for the Sixth District of Kentucky or any Kentucky state court having jurisdiction over the subject matter of the dispute or matter. All Members hereby consent to the exercise of personal jurisdiction by any such court with respect to any such proceeding.

9.10. **Terms.** Common nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular, and plural, as the identity of the Person may in the context require.

9.11. **Separability of Provisions.** If any provision of this Agreement, or the application thereof to any Person or circumstances, shall be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not

be affected thereby and shall be enforced to the greatest extent permitted by law.

9.12. **Counterparts.** This Agreement may be executed simultaneously in two or more counterparts each of which shall be deemed an original, and all of which, when taken together, constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

9.13. **Construction.** The parties acknowledge that they have each participated in the preparation of this Agreement and that this Agreement shall be construed without regard to the identity of the party who drafted its various provisions and any rule of construction that a document is to be construed against the drafting party shall not apply.

9.14 **Amendment.** This Agreement may be modified or amended from time to time only by a written instrument adopted by the Manager and approved and executed by all of the Members of the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth hereinabove.

EDWARD H. LYNCH, JR., Manager

M. KEITH YATES

Operating Agreement
of
INDUSTRIAL ELECTRIC SERVICES, LLC

Exhibit A

List of Members and Capital Contributions

Member	Initial Capital Contribution
Edward H. Lynch, Jr.	$3,000
M. Keith Yates	$2,000

In addition, a $60,000 note with a $200,000 line of credit secured by property belonging to Edward H. Lynch and bearing the signature of both Edward H. Lynch, Jr. and M. Keith Yates has been contributed as capital.

Operating Agreement
of
INDUSTRIAL ELECTRIC SERVICES, LLC

Exhibit B

List of Members and Units Issued

Edward H. Lynch, Jr.	60 units (60% ownership)
M. Keith Yates	40 units (40% ownership)

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